UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2008

VERENIUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29173	22-3297375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

55 Cambridge Parkway, Cambridge, MA	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 674-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 10, 2008, the Company issued a press release announcing the Company’s financial results for the three and nine months ended September 30, 2008. The information in Item 2.02 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of Verenium Corporation dated November 10, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERENIUM CORPORATION
Dated: November 10, 2008	By: /s/ John A. McCarthy, Jr.

Name: John A. McCarthy, Jr. Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release of Verenium Corporation dated November 10, 2008.

Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2008
-- Continues execution against corporate objectives --

CAMBRIDGE, Mass., November 10, 2008 - Verenium Corporation (Nasdaq: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today reported financial results for the third quarter of 2008 and provided recent Company highlights and accomplishments.

“I am very pleased with our performance against key 2008 business objectives, despite an ever challenging macro environment these last several months,” said Carlos A. Riva, President and Chief Executive Officer of Verenium. “Both of our core businesses have demonstrated important progress, and we expect further advancement in the coming months.”

Financial Results
Selected Financial Information
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Product:
Phyzyme® phytase	$9,902	$3,591	$27,819	$11,047
All other products	2,475	2,740	9,134	6,680
Total product	12,377	6,331	36,953	17,727
Collaborative and grant	3,999	4,530	12,961	15,576
Total Revenues	16,376	10,861	49,914	33,303

Product Gross Profit	2,808	1,580	9,931	3,838
Product Gross Margin	23%	25%	27%	22%

Operating expenses:
Research and development	15,267	14,723	45,048	37,509
Selling, general and administrative	13,720	11,269	32,468	24,520
Goodwill impairment charge	106,134	--	106,134	--
Acquired in-process research and development	--	--	--	42,400
Total operating expenses	135,121	25,992	183,650	104,429

Total revenues for the third quarter and nine months ended September 30, 2008 were $16.4 million and $49.9 million, respectively, compared to $10.9 million and $33.3 million for the same periods in 2007. The increase in total revenue resulted from solid growth in product revenue, partially offset by a decrease in collaborative and grant revenue as previously incorporated into Company guidance.

The Company reported product revenue of $12.4 million and $37.0 million in the third quarter and nine months ended September 30, 2008, respectively, representing a 95% and 108% increase compared to the same periods in 2007. The increase in product revenue was primarily due to increased sales of Phyzyme® XP by Danisco Animal Nutrition, which continues to grow its global market position in the animal feed industry. The Company also experienced solid sales growth for its other enzyme products, including Fuelzyme®-LF, the Company’s alpha amylase product sold directly by Verenium’s own sales team into the corn-based ethanol industry. For the nine months of 2008, the Company also reported $2.5 million in product revenue from two discontinued products, Bayovac® and Quantum®, which will not occur in future quarters. Product revenue accounted for 76% and 74% of total revenue during the third quarter and the first nine months of 2008, respectively, compared to 58% and 53% during the same periods in 2007.

Product gross profit (product revenue less cost of product revenue) increased for the third quarter and first nine months of 2008 to $2.8 million and $9.9 million, respectively, from $1.6 million and $3.8 million for the comparable periods last year as a result of the significant growth in product revenues for the 2008 periods. Product gross margin (product gross profit divided by product revenue) for the third quarter and first nine months of 2008 was 23% and 27%, respectively, versus 25% and 22% for the comparable 2007 periods. The quarterly period-over-period reduction in gross margin was related to higher distribution costs associated with sustaining rapid growth in Phyzyme volume, as well as certain enzyme manufacturing challenges experienced as the Company increased third-party capacity during the quarter.

In accordance with applicable accounting rules, the Company is required to assess goodwill for potential impairment on an annual basis, or more frequently if indicators of impairment exist, using fair-value measurement techniques. Despite significant progress made within the Company’s Biofuels business, including the recently announced BP partnership, in the face of the significant worldwide decline in the value of publicly-traded securities, the Company’s total market capitalization has declined substantially, which in turn has adversely impacted the carrying value of the Company’s goodwill. As a result, the Company recorded a non-cash charge of $106.1 million for the quarter ended September 30, 2008, representing full impairment of the carrying value of its goodwill. This impairment appears to be related largely to current market conditions, and is not indicative of a change in the Company’s business or implied value of its Biofuels Business model.

Year-over-year increases in Research & Development and Selling, General & Administrative operating expenses are related to a number of factors, including (1) the inclusion of Celunol operating expenses beginning at the end of the second quarter of 2007, (2) transactional costs incurred throughout 2008, (3) planned acceleration of the Company’s Biofuels program, and (4) increased non-cash stock-based compensation expense associated with the merger and subsequent build-out of the management team.

Non-cash, stock-based compensation expense included in operating expenses for the third quarter and nine months ended September 30, 2008 was $3.2 million and $9.4 million, respectively, compared to $5.1 million and $8.4 million for the same periods in 2007.

Net interest expense for third quarter and nine months ending September 30, 2008 totaled $9.5 million and $14.9 million, respectively, compared to $0.6 million and $1.0 million in the comparable periods of 2007 related almost exclusively to the cash and non-cash interest expense from the Company’s convertible debt instruments. Of total net interest expense for the third quarter and year-to-date 2008 periods, $8.5 million and $10.5 million, respectively, represents non-cash interest expense related to the 8% convertible notes. Additionally, the Loss on Exchange of Convertible Notes and Gain (Loss) on Net Change in Fair Value of Derivative Assets and Liabilities represent incremental non-cash charges associated with mark-to-market accounting treatment on the 8% convertible notes.

The third quarter of 2008 represented the first quarter of activity for the first phase of the Company’s partnership with BP executed in August. The transaction provides Verenium with $45 million in payments over the first 12 months of the agreement related to access to Verenium’s technology platform through Galaxy Biofuels LLC, the special purpose entity that was established as part of the transaction. The second financial component of the transaction results in funding of $2.5 million per month over an 18-month period representing BP’s contribution to Verenium’s biofuels development initiatives. Based on applicable accounting rules, the Company is recording these payments from BP on its balance sheet as “Non-controlling interest in Galaxy Biofuels LLC,” which represents BP’s 50% equity interest in the special purpose entity. As a result of this accounting treatment, BP’s $2.5 million reimbursement of the Company’s monthly development costs are recorded as a credit to the statement of operations below the operating loss on the line item entitled “Loss attributable to non-controlling interest in Galaxy Biofuels LLC,” which represents BP’s cost-share in the two companies’ ongoing biofuels co-development efforts.

As of September 30, 2008, the Company had cash, cash equivalents, and short-term investments totaling $22.1 million, excluding approximately $10.0 million in restricted cash.

Company Highlights and Accomplishments

Earlier this year, the Company announced a corporate partnership with BP to advance the development of its cellulosic ethanol technology. The collaboration is expected to generate $90 million in non-dilutive capital over 18 months, $24.5 million of which was received in August.

In addition to the initial phase of the partnership, Verenium and BP are also focusing on a second phase of collaboration surrounding commercial development and deployment of commercial-scale cellulosic ethanol production facilities. As previously disclosed, this second phase of the partnership is expected to result in the creation of an equally-owned Joint Venture (JV) company to be co-funded by the two companies. The companies plan to communicate progress on the second phase of the collaboration shortly.

“The BP partnership is a critical achievement on the path to meeting our long-term vision for the commercialization of next-generation biofuels,” added Riva. “We are pleased with the progress our companies have made to date, and look forward to the potential of the next phase of collaboration.”

Biofuels Business Unit

In addition to progress made in the Company’s BP partnership over the last quarter, key highlights from the Biofuels Business Unit include:

•	Completed start-up of the demonstration-scale plant with the commissioning phase nearly 50% complete;
•	Continued development of a series of potential commercial sites in the southeastern U.S.; and
•	Progressed discussions with potential engineering and construction partners for commercial development activities.

Specialty Enzymes Business Unit

The Specialty Enzyme Business Unit also made solid progress in the third quarter with continued growth in Phyzme and Fuelzyme product revenues. Key highlights from this quarter also include:

•	Achieved total quarterly revenue of $16.4 million;
•	Maintained strong revenue growth of Phyzyme, the Company’s lead product, posting a 176% increase in third quarter revenue year over year; and
•	Accelerated commercial traction of Fuelzyme among corn ethanol producers, an important new product opportunity in the Company’s portfolio.

About Cellulosic Ethanol

Cellulosic ethanol is a renewable fuel source produced from non-food biomass such as sugarcane waste (bagasse), energy cane, sorghum, miscanthus, switchgrass, and wood chips. Cellulose, a long-chain polysaccharide found in nearly all plant life, is the most abundant organic compound on earth.

Cellulosic ethanol uses advanced biological science to reduce the cost of ethanol production and enable access to a wide variety of biomass. Unlike traditional ethanol manufactured from corn, cellulosic ethanol production utilizes non-food, plant biomass as its feedstock source. The biomass is first broken down into fermentable sugars using acid or enzymatic hydrolysis and industrial enzymes, after which the sugars are fermented into ethanol using various fermentation organisms. Ethanol produced from cellulosic biomass is believed to have many benefits over first-generation ethanol including, the use of non-food feedstock, substantially greater yield than grain ethanol per acre of feedstock, minimal exposure to volatile commodity price risks across the production process and a more favorable environmental impact. It also offers the potential to deliver significant greenhouse gas emission reductions of between 80 and 90% compared to grain ethanol reductions of between 0 and 70%.1

The production of cellulosic ethanol in the United States is supported by the Energy Independence and Security Act of 2007, which mandates 21 billion gallons of advanced biofuel production by 2022, of which 16 billion gallons must come from cellulosic ethanol.

About Verenium

Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and health and nutrition markets. The Company possesses integrated, end-to-end capabilities in pre-treatment, novel enzyme development, fermentation, engineering, and project development and is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of feedstocks, including sugarcane bagasse, dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty. These include statements related to the Company's operations, capabilities, commercialization activities, target markets and cellulosic ethanol facilities, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's new and uncertain technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital to support its planned operations, risks associated with Verenium's dependence on patents and proprietary rights, risks associated with Verenium's protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercialized products, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's quarterly report on Form 10-Q for the three months ended September 30, 2008. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com

1 GHG emissions reductions taken from Concawe Well-to-Wheels Report March 2007

Selected Financial Information
Condensed Consolidated Loss from Operations
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007
Revenues:
Product	$12,377	$6,331	$36,953	$17,727
Collaborative	2,828	4,075	10,244	13,202
Grant	1,171	455	2,717	2,374
Total revenues	16,376	10,861	49,914	33,303

Cost of product revenues	9,569	4,751	27,022	13,889
Product gross profit	2,808	1,580	9,931	3,838

Operating expenses:
Research and development	15,267	14,723	45,048	37,509
Selling, general and administrative	13,720	11,269	32,468	24,520
Goodwill impairment charge	106,134	--	106,134	--
Acquired in-process research and development	--	--	--	42,400
Total operating expenses	135,121	25,992	183,650	104,429

Loss from operations	(128,314)	(19,882)	(160,758)	(85,015)

Interest expense, net	(9,500)	(611)	(14,898)	(996)

Gain (loss) on net change in value of derivative assets and liabilities	(428)	--	1,282	--

Loss on exchange of convertible notes	--	--	(3,599)	--

Loss attributed to non-controlling interest in Galaxy Biofuels LLC	5,000	--	5,000	--

Net loss	$(133,242)	$(20,493)	$(172,973)	$(86,011)

Basic and diluted net loss per share	$(2.02)	$(0.34)	$(2.74)	$(1.64)

Weighted average shares used in computing basic and diluted net loss per share	65,889	60,483	63,164	52,334

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Selected Consolidated Balance Sheet Data (in thousands)
	September 30,	December 31,
	2008	2007
	(unaudited)
Cash, cash equivalents and short-term investments	$22,093	$57,977
Accounts receivable, net	11,645	11,118
Inventory, net	2,314	5,904
Other current assets	4,043	1,408
Restricted cash	10,040	--
Property and equipment, net	114,936	76,663
Goodwill	--	106,134
Derivative asset - convertible hedge transaction, net	237	--
Other noncurrent assets	7,115	5,575
Total assets	$172,423	$264,779

Current liabilities, excluding notes payable and deferred revenue	$30,972	$35,585
Deferred revenue	5,425	5,478
Convertible notes payable, net of discounts	139,465	120,000
Other long term liabilities	6,126	8,501
Noncontrolling interest in Galaxy Biofuels LLC	19,500	--
Stockholders’ equity (deficit)	(29,065)	95,215
Total liabilities, noncontrolling interest and stockholders’ equity (deficit)	$172,423	$264,779

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